Exhibit 10.1

May 1, 2006

By Fax	(212) 838-4568

Confirm (212) 838-3777

Mr. John W. Heilshorn

Lippert / Heilshorn & Associates, Inc.

800 Third Avenue

Seventeenth Floor

New York, New York 10022

Re:	Agreement on Investor Relations Consulting Services made effective as of November 7, 2005, by and between Lippert / Heilshorn & Associates, Inc. and Enclaves Group, Inc. - Revision of Terms

Dear Mr. Heilshorn:

I am writing to follow up on our discussions last week about the above-described consulting agreement with your firm. I am sending this revised letter to incorporate the points you made during our discussion on Friday. for the revision of the Agreement to recognize some changes in the business plans of Enclaves Group and the current schedule for its public presentation of the Company to the investment community.

As we talked about then, the Company has spent the first fiscal quarter of 2006 on addressing its capital structure and immediate needs for equity in its projects. Your firm has provided support and advice to management during that period, which we recognize and appreciate, and I think with some modesty we can claim that we have negotiated terms with Cornell Capital Partners that substantially improve our financial position.

During this period, and the attendant delay in our roll-out of the initial projects in Texas, the parties have spent no material time on the 90-day development plan needed to commence the investor outreach contemplated by Phase II. The Company has paid the January and February monthly fees and costs. With the original of this letter I forward payment in the amount of $ 14,206.66 for the March monthly fee and costs.

In an effort to rationalize the relationship to our new schedule, conserve our working capital, and to recognize the lower stock price that may result from the negotiated transaction to be documented with Cornell Capital, the Company proposes the following revisions for your review and comment:

(a)

Hiatus Period.    The parties would suspend material investor relations work for a period through June 30, 2006, commencing again on July 1, 2006; provided that the Company with ten (10) business days advance notice may re-initiate the Agreement sooner, subject to LHA availability.

(b)	The monthly fee for April 2006 would be due and payable with the recommencement of services.

(c)	The warrants earned under the Agreement through and including April 2006 would be issued pursuant to the current terms of the Agreement.

(d)	The warrants earned under the Agreement for the period after recommencement would be repriced from $ 0.65 / share to $ 0.15 / share.

(e)	The base term of the Agreement after recommencement would be twelve (12) months.

Please call me after you have had an opportunity to review this proposal and let me know whether it is satisfactory to LHA. If the terms are satisfactory please arrange for an authorized representative to acknowledge and return a counterpart of this letter to my attention.

As I said before, we value the relationship and the opportunity to work with you and your team and know that if we manage our expectations and resources this will be a great success for both of us.

Very truly yours,

/s/ Daniel G. Hayes

Daniel G. Hayes

President and CEO

ACKNOWLEDGED AND ACCEPTED:

Lippert / Heilshorn & Associates, Inc.

By: ______________________________

Its: ______________________________

Date: ______________________________